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EXHIBIT 10.19

FIRST AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT

        The First Amendment to the Executive Employment Agreement, dated as of September 30, 2004, (the "First Amendment") by and between William B. Lytton (the "Executive") and Tyco International Ltd., a Bermuda corporation (the "Company").

WITNESSETH:

        WHEREAS, the Company and The Executive entered into an Executive Employment Agreement dated as of September 30, 2002 (the "Agreement");

        WHEREAS, the Company and the Executive desire to amend the Agreement to update the terms to reflect developments since the Effective Date.

        NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

        Section 1.    Each capitalized term used in this First Amendment and not otherwise defined herein shall have the definitions assigned thereto in the Agreement.

        Section 2.    The parties agree that effective as of the date of this First Amendment (the "Renewal Date"), the Agreement is hereby amended as follows:

    Pargraph 3 of the Agreement is amended to delete the first sentence and replace it with the following sentence:

      "As of the Renewal Date, the Company agrees to pay the Executive a base salary (the "Base Salary") at an annual rate of not less than US $675,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly."

    Paragraph 6 (d) is amended to delete the first sentence and replace it with the following sentence:

      "The Company shall provide to the Executive a Flex-Perq Allowance pursuant to the Tyco Flexible Perquisite Plan for US Executives paid in four quarterly installments to be used at the Executive's discretion to pay for items not otherwise covered under the Company's benefit programs or expense reimbursement policies and practices. The Executive's annual Flex-Perq Allowance amount is US $67,500. All normal tax withholding applies; however, federal taxes will be withheld at the supplemental rate."

    Paragraph 6(f) of the Agreement is hereby amended by adding the underlined language in the second sentence of the paragraph as follows:

      "The parties recognize that such security protection may include use by the Executive and his family of private transportation methods, including private air travel, for both business and personal purposes subject to the provisions and requirements of the Company's Corporate Aircraft Policy."

    Section 6(g) is hereby deleted and the parties hereby acknowledge that the Executive's relocation is complete and all relocation benefits have been paid by the Company to the Executive.

    Section 6(h) is hereby deleted and the parties hereby acknowledge that the Flex-Perq allowance is paid by the Company in lieu of reimbursement for financial counseling and tax preparation costs for the Executive.

        Section 3.    Except as expressly modified and amended hereby, the Agreement shall continue to be and shall remain in full force and effect in accordance with its terms. The general provisions set forth in Agreement shall pertain with full force and effect to the First Amendment including without limitation Sections 12 through 24 and any references to the Agreement shall be read to include the First Amendment thereto.

        Section 4.    The First Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the date first above written.

TYCO INTERNATIONAL LTD.
/s/ WILLIAM B. LYTTON WILLIAM B. LYTTON	/s/ EDWARD D. BREEN By: EDWARD D. BREEN

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FIRST AMENDMENT TO THE EXECUTIVE EMPLOYMENT AGREEMENT